UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

August 5, 2005

Date of Report (Date of earliest event reported)

CAPITAL ONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its chapter)

Delaware	1-13300	54-1719854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Capital One Financial Corporation, acting through its subsidiary Capital One Services, Inc. (“Capital One” or the “Company”), entered into a processing services agreement with Total System Services, Inc. (“TSYS”) effective August 5, 2005.

Under the terms of the agreement: (i) the Company will convert the substantial majority of its credit card account portfolios to TSYS’ TS2 transaction and account processing platform; and (ii) the Company will transition to TSYS’ call center desktop platform and TSYS’ rewards platform. In addition, TSYS will be responsible for assisting in the development of new functionalities that are requested by Capital One.

By entering into this relationship with TSYS, the Company expects to:

•	Obtain the benefits of a market competitive card transaction and account processing platform with an integrated set of functionalities;

•	Achieve faster time to market with new functionalities;

•	At least maintain current levels of service and business continuity coverage; and

•	Maintain control over operating expenses and capital costs.

It is expected that the portfolios included within the scope of the agreement will be converted to TSYS in a controlled and phased manner over approximately 18 to 24 months. Capital One does not expect that its processing related costs will materially change as a result of this transaction. Development related charges will be based on the quantity of development work requested by Capital One and other charges will vary throughout the term with fluctuations in volumes.

The initial term of the agreement ends five years after the completion of the initial conversion of portfolios. In addition, the Company can terminate the agreement at its discretion, subject to payment of a termination fee that declines over time, or for cause without payment of any termination fee. The agreement includes wind down provisions, service level requirements, audit rights, and obligations to comply with applicable laws. Finally, the agreement provides Capital One the right to license the TS2 software and migrate the portfolios back in house three years after the completion of the initial conversion.

As required, the Company will file a copy of the agreement as an exhibit to its Form 10-Q filing for the fiscal quarter ended September 30, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: August 5, 2005	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
Executive Vice President,
General Counsel and Corporate Secretary

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